Exhibit 99.1

     Access National Corporation Files Registration Statement for
                       Offering of Common Stock

    RESTON, Va.--(BUSINESS WIRE)--June 9, 2006--Access National Corporation ("Access National") (NASDAQ:ANCX) today announced that it has filed a registration statement with the Securities and Exchange Commission for the proposed public offering of 2,135,000 shares of common stock. Of the shares proposed to be offered, 2,000,000 shares are being offered by Access National and 135,000 shares are being offered by selling shareholders. The underwriters for the offering will be granted an option for the purchase of up to an additional 320,250 shares of common stock to cover over-allotments. The exact terms, which will only be set forth in a final prospectus, have not yet been disclosed.
    Access National intends to contribute the proceeds from the sale primarily to its subsidiary bank, Access National Bank, to support continued loan and deposit growth and to use any remaining net proceeds for general corporate purposes. Access National will not receive any proceeds from the sale of the shares offered by the selling shareholders.
    Keefe, Bruyette & Woods will be the lead underwriter and sole book-running manager, with Scott & Stringfellow, Inc. serving as a co-manager for the offering.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Securities and Exchange Commission declares the registration statement effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
    To receive a copy of the preliminary prospectus when available, contact the syndicate desk of Keefe, Bruyette & Woods, Inc., at the following address and telephone number: 787 Seventh Avenue, 4th Floor, New York, New York 10019; (212) 887-8968.

    Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The bank, established in December 1999, serves the business community in the Washington, D.C. metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to the bank's clients and consumers in the same area and other select markets. Additional information is available on Access National Bank's website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

    This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by use of words such as "may," "could," "expect," "believe," anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to matters such as Access National's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the company's operations and business environment, which are difficult to predict and beyond the control of the company. Such risks and uncertainties could cause Access National's actual results to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to Access National's Annual Report on Form 10-K and other SEC filings.

    CONTACT: Access National Corporation
             Michael Clarke, 703-871-2100